Exhibit 99.1
Investor Contact:
John Mills
Managing Partner
ICR 646-277-1254

Limoneira Company Announces Fiscal First Quarter 2022 Financial Results

Achieves 3% Revenue Growth in the First Quarter Fiscal 2022 Compared to Prior Year, Driven by Increased Avocado Volume and Higher Lemon Sales

Company Reiterates Lemon Volume Guidance and Raises Avocado Volume Guidance for Fiscal 2022

Company Commences Phase 2 of Harvest at Limoneira

Company Raises Five Year Cash Flow Projections Beginning FY 2022 by 19% to $95 Million for
Harvest at Limoneira

SANTA PAULA, Calif.-- (BUSINESS WIRE) – March 10, 2022 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the first quarter ended January 31, 2022.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “We achieved topline growth in the first quarter with revenue increasing 3% compared to the same period last year, driven by higher avocado volume and pricing and higher lemon sales. We expect these trends to continue throughout fiscal year 2022 and are raising our full year avocado guidance from 5.0 to 6.0 million pounds to 6.0 to 7.0 million pounds. Lemon demand and pricing were challenged in the first quarter as the industry is experiencing a surplus of inventory due to a number of factors including overall tree crops throughout the California and Arizona growing regions being significantly larger this year compared to last year and unfavorable weather conditions on the East Coast combined with the Omicron variant negatively affecting demand for all markets; particularly our Asian markets. We are beginning to experience improved demand domestically but we expect lemon pricing to remain pressured this fiscal year until we see the Asian export market beginning to open again this year. Partially offsetting our overall revenue growth was higher packing costs due to inflationary pressures and higher third-party grower and supplier costs.”

Mr. Edwards continued, “We closed Phase 1 of our real estate development project, Harvest at Limoneira, at the end of fiscal year 2021 and commenced Phase 2 this past quarter. Additionally, the joint venture Limoneira Lewis Community Builders “LLCB” (of which Limoneira owns 50%) has signed a letter of intent to purchase an additional 17 acres from Limoneira to potentially develop an additional 200 residential units. We expect to receive a cash distribution of approximately $8.0 million by the end of fiscal year 2022 from this new transaction. We are raising our cash distribution expectations for Harvest at Limoneira from $80 million to $95 million to reflect the planned sale of the additional 17 acres and an appreciation in land value in our existing Harvest at Limoneira. We also believe there is an opportunity for even greater upside to our revised cash distributions due to the potential development of a medical campus in our East Area 2 development.”

Fiscal Year 2022 First Quarter Results

For the first quarter of fiscal year 2022, total net revenue was $39.3 million, compared to total net revenue of $38.3 million in the first quarter of the previous fiscal year. Agribusiness revenue was $38.1 million, compared to $37.1 million in the first quarter of last fiscal year. Other operations revenue was similar to the prior fiscal year at $1.2 million for the first quarter of fiscal year 2022.

Agribusiness revenue for the first quarter of fiscal year 2022 includes $24.7 million in fresh lemon sales, compared to $25.0 million of fresh lemon sales during the same period of fiscal year 2021. Approximately 1,207,000 cartons of U.S. packed fresh lemons were sold in aggregate during the first quarter of fiscal year 2022 at a $20.48 average price per carton compared to approximately 1,320,000 cartons sold at a $18.91 average price per carton during the first quarter of fiscal year 2021. Lemon revenues in the first quarter of fiscal year 2022 and 2021 included brokered fruit and other lemon sales of $3.9 million and $3.5 million, respectively. Brokered fruit revenue is primarily comprised of packed fruit for resale where the Company is the principal in the transaction.

The Company recognized $0.8 million of avocado revenue in the first quarter of fiscal year 2022, compared to no avocado revenue in the same period last fiscal year. Approximately 365,000 pounds of avocados were sold in aggregate during the first quarter of fiscal year 2022 at a $2.10 average price per pound.

The Company recognized $0.9 million of orange revenue in the first quarter of fiscal year 2022, compared to $1.1 million in the same period of fiscal year 2021. Approximately 53,000 cartons of oranges were sold during the first quarter of fiscal year 2022 at a $16.47 average price per carton, compared to approximately 119,000 cartons sold at a $9.17 average price per carton during the first quarter of fiscal year 2021. Specialty citrus and other crop revenue for the first quarter of fiscal year 2022 was $0.9 million, compared to $1.8 million in the same period of fiscal year 2021.

Total costs and expenses for the first quarter of fiscal year 2022 were $48.8 million, compared to $43.9 million in the first quarter of last fiscal year. The increase was primarily attributable to increases in packing costs and third-party grower and supplier costs. In addition, the Company recognized $0.7 million of severance related expenses due to the departure of a named executive officer.

Operating loss for the first quarter of fiscal year 2022 increased to $9.6 million, compared to operating loss of $5.6 million in the first quarter of the previous fiscal year.

Net loss attributable to common stock for the first quarter of fiscal year 2022 was $6.6 million, compared to net loss of $4.3 million in the first quarter of fiscal year 2021. Net loss per diluted share for the first quarter of fiscal year 2022 was $0.38 compared to net loss per diluted share of $0.25 for the same period of fiscal year 2021.

Adjusted net loss for the first quarter of fiscal year 2022 was $6.2 million or $0.35 per diluted share, compared to the first quarter of fiscal year 2021 of $4.4 million or $0.25 per diluted share. A reconciliation of net loss attributable to Limoneira Company to adjusted net loss is provided at the end of this release.

Adjusted EBITDA was a loss of $6.2 million in the first quarter of fiscal year 2022, compared to a loss of $3.1 million in the same period of fiscal year 2021. A reconciliation of net loss attributable to Limoneira Company to adjusted EBITDA is provided at the end of this release.

Balance Sheet and Liquidity

During the first quarter of fiscal year 2022, net cash used in operating activities was $8.2 million, compared to $1.8 million in the same period last fiscal year. For the first quarter of fiscal year 2022, net cash used in investing activities was $0.7 million, compared to $3.6 million in the same period last fiscal year. Net cash provided by financing activities was $9.3 million for the first quarter of fiscal year 2022, compared to $6.7 million in the same period last fiscal year.

Long-term debt as of January 31, 2022, was $142.1 million, compared to $130.4 million at the end of fiscal year 2021.

Real Estate Development and Property Sales

The Company’s joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project, named Harvest at Limoneira, is currently expected to have approximately 1,500 total residential units built and sold over the life of the project. At the end of fiscal year 2021, the joint venture had closed the sales of lots representing 586 residential units, thus concluding lot sales in Phase 1 of the development. The Company is focused on the sales of lots representing 554 residential units in Phase 2 of the development.

In July 2021, the Company entered into a non-binding letter of intent to sell approximately 25 acres of its East Area II property in five staged purchases to an investment company for the purpose of constructing a medical campus consisting of medical office buildings and an acute care hospital. Completion of the transaction is subject to the execution of a purchase and sale agreement and resolution of certain contingencies. In March 2022, the Company signed a letter of intent from Limoneira Lewis Community Builders “LLCB” (of which Limoneira owns 50%) to purchase an additional 17 acres to be potentially utilized for 200 residential units. In the first quarter of fiscal year 2020, the Company entered into an agreement to sell its Sevilla property for $2.7 million, which is expected to close in the third quarter of fiscal year 2022. After transaction and other costs, the Company expects to receive proceeds of approximately $2.6 million and recognize an immaterial gain upon closing. As of January 31, 2022, the $2.5 million carrying value of the property was classified as held for sale and included in prepaid expenses and other current assets.

COVID-19

The COVID-19 pandemic has had an adverse impact on the industries and markets in which the Company conducts business. In particular, the United States lemon market has seen a significant decline in volume, with lemon demand falling since widespread shelter in place orders were issued in mid-March 2020, resulting in a significant market oversupply. The export market for fresh product has also significantly declined due to the COVID-19 pandemic impacts. As of January 31, 2022, the demand within both markets is recovering but has not yet returned to pre-pandemic levels.

The decline in demand for Limoneira’s products beginning the second quarter of fiscal year 2020, which the Company believes was due to the COVID-19 pandemic, negatively impacted sales and profitability for the last three quarters of fiscal year 2020, all of fiscal year 2021, and the first quarter of fiscal year 2022. Limoneira’s retail food and club grocery business has performed significantly better than expectations during this period and fared better than its foodservice business, which has suffered from closures of full-service restaurants, quick service restaurants and bar business due to the COVID-19 pandemic. In an effort to offset the declines from foodservice, the Company pivoted heavily toward retail food and club grocery and picked up additional accounts during the fiscal year ended October 31, 2020. While the duration of these trends and the magnitude of such impacts cannot be precisely estimated at this time, as they are influenced by a number of factors outside management’s control, the Company is strengthening its position as its foodservice business begins to come back.

Limoneira is continuing to closely monitor the impact of the COVID-19 pandemic and is taking actions to ensure its ability to safeguard the health of its employees, maintain the ability to serve customers and manage its financial performance and liquidity.

Updated Guidance

The COVID-19 pandemic continues to affect the Company’s food service business and industry logistics on a global basis. The Company believes it will experience improving results in fiscal year 2022 compared to fiscal year 2021 due to its stronger position in retail food and club grocery and growing brokered fruit revenues. Due to the negative impact of the emergence of the Omicron variant in November and unfavorable weather conditions on the

East Coast into the second quarter of 2022, the Company expects lemon prices to remain pressured in the first half of fiscal year 2022 compared to the prior year period. As food service and export markets recover, the Company expects lemon prices to increase in the second half of fiscal year 2022 compared to the prior year period.

The Company continues to expect fresh lemon volumes to be in the range of 4.5 million to 5.0 million cartons for fiscal year 2022. The Company now expects avocado volumes to be in the range of 6.0 million to 7.0 million pounds for fiscal year 2022, compared to previous guidance of 5.0 million to 6.0 million pounds.

The Company now expects to receive $95 million, compared to previous expectation of $80 million, from Harvest at Limoneira during the next five fiscal years, beginning in fiscal year 2022.

Updated Harvest at Limoneira Cash Flow Projections

Fiscal Year	2022	2023	2024	2025	2026
Projected Distributions	$8 Million	$15 Million	$27 Million	$30 Million	$15 Million

The Company has an additional 1,000 acres of non-bearing lemons estimated to become full bearing over the next four years, which will enable the Company to achieve strong organic growth for many years to come. The Company expects 200 of the 1,000 acres to become full bearing in fiscal year 2022. The Company anticipates this additional acreage will increase its domestic supply of Limoneira-owned lemons from its 2021 level by approximately 50%, or by about 900 thousand to 1.3 million additional fresh cartons, as the non-bearing and planned acreage becomes productive. The Company also expects to have a steady increase in third-party grower fruit. The foregoing describes organic growth and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results today at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, March 24, 2022, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 13726666.

About Limoneira Company

Limoneira Company, a 129-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit
www.limoneira.com.

Investors
John Mills
Managing Partner
ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements, including guidance for fiscal years 2022 and beyond, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($ in thousands, except share amounts)

	January 31, 2022	October 31, 2021
Assets
Current assets:
Cash	$816	$439
Accounts receivable, net	20,868	17,483
Cultural costs	4,846	7,500
Prepaid expenses and other current assets	12,848	10,709
Receivables/other from related parties	4,840	5,958
Total current assets	44,218	42,089

Property, plant and equipment, net	240,499	242,420
Real estate development	22,813	22,828
Equity in investments	64,123	64,072
Goodwill	1,528	1,527
Intangible assets, net	8,162	8,329
Other assets	12,579	11,011
Total assets	$393,922	$392,276

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$7,813	$8,963
Growers and suppliers payable	9,213	10,371
Accrued liabilities	7,370	6,542
Payables to related parties	7,811	6,976
Current portion of long-term debt	2,401	2,472
Total current liabilities	34,608	35,324
Long-term liabilities:
Long-term debt, less current portion	142,148	130,353
Deferred income taxes	20,230	22,853
Other long-term liabilities	5,524	4,501
Total liabilities	202,510	193,031
Commitments and contingencies	—	—

Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at January 31, 2022 and October 31, 2021) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at January 31, 2022 and October 31, 2021) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331

Stockholders' Equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at January 31, 2022 and October 31, 2021)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 17,951,015 and 17,936,377 shares issued and 17,700,038 and 17,685,400 shares outstanding at January 31, 2022 and October 31, 2021, respectively)	180	179
Additional paid-in capital	164,061	163,965
Retained earnings	13,581	21,552
Accumulated other comprehensive loss	(5,606)	(5,733)
Treasury stock, at cost, 250,977 shares at January 31, 2022 and October 31, 2021	(3,493)	(3,493)
Noncontrolling interest	11,879	11,965
Total equity	180,602	188,435
Total liabilities and stockholders' equity	$393,922	$392,276

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except share amounts)

	Three Months Ended January 31,
	2022	2021
Net revenues:
Agribusiness	$38,083	$37,137
Other operations	1,191	1,138
Total net revenues	39,274	38,275
Costs and expenses:
Agribusiness	41,244	36,938
Other operations	1,074	1,082
Gain on disposal of assets	(85)	—
Selling, general and administrative	6,599	5,895
Total costs and expenses	48,832	43,915
Operating loss	(9,558)	(5,640)
Other income:
Interest income	21	43
Interest expense, net of patronage dividends	215	134
Equity in earnings of investments, net	51	366
Other income (expense), net	15	(6)
Total other income	302	537

Loss before income tax benefit	(9,256)	(5,103)
Income tax benefit	2,650	1,187
Net loss	(6,606)	(3,916)
Net loss (income) attributable to noncontrolling interest	88	(292)
Net loss attributable to Limoneira Company	(6,518)	(4,208)
Preferred dividends	(125)	(125)
Net loss attributable to common stock	$(6,643)	$(4,333)

Basic net loss per common share	$(0.38)	$(0.25)

Diluted net loss per common share	$(0.38)	$(0.25)

Weighted-average common shares outstanding-basic	17,448,000	17,405,000
Weighted-average common shares outstanding-diluted	17,448,000	17,405,000

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of our operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes named executive officer severance and gain on disposal of assets, is an important measure to evaluate our results of operations between periods on a more comparable basis. In addition, we have presented adjusted net loss attributable to Limoneira Company and adjusted net loss per common share attributable to Limoneira Company to reflect the exclusion of named executive officer severance and gain on disposal of assets. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. The Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

EBITDA and adjusted EBITDA are summarized and reconciled to net loss attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows (in thousands):

	Three Months Ended January 31,
	2022	2021
Net loss attributable to Limoneira Company	$(6,518)	$(4,208)
Interest income, net	(236)	(177)
Income tax benefit	(2,650)	(1,187)
Depreciation and amortization	2,480	2,501
EBITDA	(6,924)	(3,071)
Named executive officer severance	770	—
Gain on disposal of assets	(85)	—
Adjusted EBITDA	$(6,239)	$(3,071)

The following is a reconciliation of net loss attributable to Limoneira Company to adjusted net loss for basic EPS (in thousands, except share amounts):

	Three Months Ended January 31,
	2022	2021
Net loss attributable to Limoneira Company	$(6,518)	$(4,208)
Preferred dividends and earnings allocated to unvested, restricted stock	(138)	(143)
Net loss for basic EPS	(6,656)	(4,351)
Named executive officer severance	770	—
Gain on disposal of assets	(85)	—
Tax effect of adjustments at federal and state rates	(200)	—
Adjusted net loss for basic EPS	$(6,171)	$(4,351)

Adjusted net loss for diluted EPS	$(6,171)	$(4,351)

Actual:
Basic net loss per common share	$(0.38)	$(0.25)
Diluted net loss per common share	$(0.38)	$(0.25)

Weighted-average common shares outstanding-basic	17,448,000	17,405,000
Weighted-average common shares outstanding-diluted	17,448,000	17,405,000
Adjusted:
Basic net loss per common share	$(0.35)	$(0.25)
Diluted net loss per common share	$(0.35)	$(0.25)

Weighted-average common shares outstanding-basic	17,448,000	17,405,000
Weighted-average common shares outstanding-diluted	17,448,000	17,405,000

Supplemental Information
(in thousands, except acres and average price amounts):

	Agribusiness Segment Information for the Three Months Ended January 31, 2022
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$29,600	$5,968	$—	$766	$1,749	$38,083
Intersegment revenue	—	6,589	(6,589)	—	—	—
Total net revenues	29,600	12,557	(6,589)	766	1,749	38,083
Costs and expenses	32,161	10,556	(6,589)	321	2,610	39,059
Depreciation and amortization	—	—	—	—	—	2,185
Operating (loss) income	$(2,561)	$2,001	$—	$445	$(861)	$(3,161)

	Agribusiness Segment Information for the Three Months Ended January 31, 2021
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$29,300	$4,897	$—	$—	$2,940	$37,137
Intersegment revenue	—	6,685	(6,685)	—	—	—
Total net revenues	29,300	11,582	(6,685)	—	2,940	37,137
Costs and expenses	29,507	9,531	(6,685)	—	2,373	34,726
Depreciation and amortization	—	—	—	—	—	2,212
Operating (loss) income	$(207)	$2,051	$—	$—	$567	$199

Lemons	Q1 2022	Q1 2021	Lemon Packing	Q1 2022	Q1 2021
United States:			Cartons packed and sold	1,207	1,320
Acres harvested	3,600	3,600	Revenue	$12,557	$11,582
Limoneira cartons sold	514	638	Direct costs	10,556	9,531
Third-party grower cartons sold	693	523	Operating income	$2,001	$2,051
Average price per carton	$20.48	$20.05
Chile:			Avocados	Q1 2022	Q1 2021
Lemon revenue	$300	$1,000	Pounds sold	365	—
40-pound carton equivalents	163	94	Average price per pound	$2.10	$—
Argentina:
Lemon revenue	$100	$1,700	Other Agribusiness	Q1 2022	Q1 2021
40-pound carton equivalents	65	159	Orange cartons sold	53	119
			Average price per carton	$16.47	$9.17
Lemon shipping and handling	$6,000	$4,900	Specialty citrus cartons sold	51	115
Lemon by-product sales	$1,000	$800	Average price per carton	$14.63	$15.46
Brokered fruit and other lemon sales	$3,500	$2,500

Agribusiness costs and expenses	Q1 2022	Q1 2021
Packing costs	$11,280	$10,377
Harvest costs	5,246	4,923
Growing costs	8,278	8,112
Third-party grower and supplier costs	14,255	11,314
Depreciation and amortization	2,185	2,212
Agribusiness costs and expenses	$41,244	$36,938